UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 8, 2012

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-30368	22-3489463
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer ID Number)

6004 Tealside Court, Lithia, Florida	33547
(Address of principal executive offices)	(Zip Code)

Former address since last report:
4058 Histead Way, Evergreen, Colorado	80439

(813) 260-2866
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director .

On February 8, 2012, Mr. Jack Wagenti was nominated to the Company’s Board of Directors by its remaining members. On February 8, 2012 Mr. Wagenti accepted the nomination. The Company has not determined whether the new director will be a member of any committee of the Board of Directors. Mr. Wagenti was previously elected Chairman of the Board and Chief Executive Officer of US Precious Metals, Inc. in December 2007 and subsequently resigned in October 2008. Mr. Wagenti had been Chief Financial Officer/Secretary/Treasurer from May of 2002 until the December 2007 appointment. Mr. Wagenti was appointed again in August 2010 as Chairman of the Board, Secretary Treasurer and Chief Financial Officer of US Precious Metals, Inc. Mr. Wagenti resigned all positions in US Precious Metals, Inc. November 30, 2011. Mr. Wagenti has been Director of International Power Group since October of 2004 and resigned September 2008. From 1996 to May 2009, Mr. Wagenti has served in varying capacities of American International Ventures, Inc., a company trading on the Over the Counter Bulletin Board and Pink Sheet market. Mr. Wagenti resigned as a Director in May of 2009 as a Director of American International Ventures, Inc.

There are no arrangements or understandings between the director and any other persons, pursuant to which such director was selected as a director.  There are no transactions since May 31, 2011 nor are any transactions pending involving the Company and Mr. Wagenti (or any related parties) in amount exceeding $120,000.

Mr. Wagenti and the Company plan on acquiring precious metal properties.

Mr. Wagenti is the largest stock holder of the Company (see SC 13G filed October 17, 2011).

Resignation of Directors.

It is being determined if any compensation may be due the resigning directors and officers and will be disclosed in a subsequent filing.

Following the nomination of Mr. Wagenti on that same date Mr. Myron Goldstein resigned in all capacities from the Company (as Chairman, Principal Financial Officer and Director); Mr. Steven Davis resigned in all capacities from the Company (as President, Principal Executive Officer and Director) and Mr. Gordon Scheig, Mr. Daniel H. Luciano, Mr. James Duff and Mr. Brian Russell resigned as Directors.

Directors and officers will be appointed in the future and will be disclosed in a subsequent filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Ventures, Inc.

/s/ Jack Wagenti	February 14, 2012
Jack Wagenti, Chairman	Date